EXHIBIT 10.47

September 22, 2020

Leslie Swanson Gallardo
[***]
[***]

Dear Leslie:

We are pleased to make you an offer of regular full-time employment with Tanger Properties Limited Partnership. The economic terms of the offer follow.

Position:    Executive Vice President – Operations
    This position reports directly to Stephen J. Yalof, President & COO.

Effective Date:    October 1, 2020

Compensation:    Your base compensation will be at a gross biweekly rate of $11,923.08.

Bonus Opportunity: Tanger has established an attractive bonus opportunity for members of our senior management team. Performance measures are all subject to change for subsequent calendar years. As those measures are finalized by our board of directors, the details will be made available to you.

The 2020 cash bonus potential is expressed as a percentage of base annual salary subject to achievement of goals approved by the Compensation Committee of the Board of Directors (the “Comp. Committee”). The level of success for each goal is measured and multiplied by a designed percentage: 75% for Threshold; 100% for Target; 150% for Maximum achievement of that criteria. Any payment with respect to 2020 would be prorated for the partial year worked. Bonus potential does not constitute a promise of payment. You will be eligible to participate in this cash bonus program during calendar year 2020 with payment made during first quarter of 2021.

Total Annual Target Compensation Potential for 2021 is $1,370,000.00. This is the total of:
•Base compensation of $310,000
•Target cash bonus equivalent to 100% of annual base compensation or $310,000
•Target annual equity LTIP of $750,000. Please note the next LTIP grant is expected February 2021, subject to approval of the Comp. Committee. 60% of LTIP based on three-year performance period (relative/absolute TSR) 40% time-based vesting
LS Initial

The following is a brief overview of benefits that go into effect the 1st of the month after your full-time employment date. Assuming a start date on October 1, 2020, your benefits are effective November 1, 2020, unless otherwise noted.

Tanger offers a robust benefits package including Group Medical, Group Dental, and Group Vision insurance plans. Rates vary based on levels of participation. Tanger and the employee share the cost of “employee-only” premiums. Dependent coverage is available at group rates and are the responsibility of the employee.

Group Life Insurance:
The Company provides each employee with a life insurance policy equal to his or her annual salary up to $100,000 with an AD&D rider. Voluntary dependent life of $10,000 for spouse and up to $5,000 per child is available at extremely attractive group rates.

Short-Term & Long-Term Disability Income Insurance:
The Company offers short-term disability income insurance coverage until benefits become available under our long-term disability income program. The premiums are 100% paid by the company.

After twelve (12) consecutive months of full-time employment and a minimum of 1800 hours worked, regular full-time employees qualify to participate in Tanger’s salary continuation program. This provides up to four weeks of salary continuation for a short-term medical leave associated with an employee’s own personal illness or disability at 100% of current salary. This benefit renews on a rolling calendar basis.

Tanger 401(k) Savings Plan
Eligibility to participate in Tanger’s 401(k) Savings Plan begins after 90 days of employment. Newly eligible employees may enroll on either of two initial enrollment dates: January 1 and July 1. Within the plan, pretax traditional 401(k) contributions and Roth 401(k) contributions can be made. The company contributes $1.00 for every dollar contributed by the plan participant on the first 3% of the participant’s covered compensation. Tanger contributes $.50 for each dollar deferred on the next 2% of covered compensation. Employees are immediately 100% vested in the employer’s matching contribution. Tanger’s 401(k) Savings Plan accepts rollover contributions upon hire.

Paid Time Off Work:
Assuming a start date of October 1, 2020 you are eligible to accrue and use six (6) days of paid time off (PTO) during 2020. A change to your start date may alter accruals for 2020. After 2020, accruals will include an additional week of PTO at specific anniversary dates in accordance with our employee handbook.

Voluntary Benefit Programs:
Tanger offers several voluntary benefit programs in which employees may elect to participate. Voluntary Life, Accident Insurance, and Specified Disease Insurance are available at group rates.

LS Initial

Holiday Pay:
Employees receive nine (9) paid holidays each year. Assuming a start date of October 1, 2020, you are eligible for four (4) paid holidays during 2020.

Leslie, please understand that the offer stated in this letter is the only offer being made to you. No officer, supervisor, or employee of Tanger Properties LTD has any authority to make any promises or commitments not contained in this letter. This letter does not constitute a contract for employment for any period of time. Employment with Tanger is at-will as outlined in our Employee Handbook.

This offer is valid through September 28, 2020.

We look forward to your acceptance of the terms and conditions of this employment offer with Tanger Properties LTD by initialing the first two pages and signing where indicated below. Tanger is partnered with HireRight to conduct background investigations in accordance with our policy. Upon return of this offer, you will receive a link to initiate this process. Please refer to the enclosed Fair Chance policy for details.

By accepting this offer, you represent and warrant to Tanger Properties LTD that you are under no contractual or other restriction or obligation that would preclude or affect your ability to accept the position of employment offered or the ability to perform the duties expected or required by the position.

Since our salary information is confidential, you may scan and email the executed offer to HumanResources@tangeroutlets.com, or to me directly at maryanne.williams@tangeroutlets.com.

We are excited to have you join the Tanger Team. Please do not hesitate to call if you have questions.

Sincerely,

/s/ Mary Anne Williams

Mary Anne Williams, SPHR, SHRM-SCP
Vice President, Human Resources

I accept the above offer of employment.

/s/ Leslie Swanson Gallardo	September 28, 2020
Leslie Swanson Gallardo	Date

Please print your name as you would like it to appear on your business cards. Also, indicate acronyms for any relative professional designations you have earned that should appear after your name.

Leslie Swanson
Name as it will appear on business card	Professional designation(s), if any

FAIR CHANCE POLICY

Tanger is committed to fair- hiring practices which remove unfair barriers to employment. As such, unless otherwise required by law, Tanger will not ask questions regarding previous criminal convictions on an initial job application. Conviction inquiries will not be made until a conditional offer of employment has been extended to a candidate.

With a conditional offer of employment, Tanger may request and conduct a background check including a search of criminal records. Whether or not a background check is conducted will depend upon whether, in Tanger’s good faith determination, the relevant position is of such a nature that a background check is warranted.

If a background check reveals an applicant has a criminal record, the following factors will be considered: (1) the nature of the conviction; (2) the direct relationship of the conviction to the job;
(3) rehabilitation and good conduct; and (4) the amount of time which has elapsed since the conviction. The following records shall not be considered in the hiring process even if revealed in a background check: (1) records of arrest not followed by a valid conviction; (2) sealed, dismissed, or expunged convictions; (3) misdemeanor convictions where no jail sentence can be imposed; or (4) minor infractions. A conviction will not automatically disqualify a candidate from employment. Tanger will conduct an individualized assessment of the applicant.

In the event that a background check is conducted which discloses a criminal conviction which would disqualify a candidate from employment, a copy of the report shall be provided to the applicant along with a written explanation as to which conviction item(s) would be the basis for the potential adverse action. The applicant shall then have ten (10) business days in which to respond to Tanger concerning the report. An applicant’s response may include, but not be limited to: (1) evidence that the report is incorrect and (2) evidence of mitigation or rehabilitation. Tanger shall hold the position open and not make a final employment decision until it considers the information submitted by the applicant. Information submitted by an applicant after the ten (10) day period may be considered in Tanger’s discretion. Any information pertaining to an applicant’s background check obtained in conjunction with the hiring process shall be kept confidential, and shall not be used, distributed or disseminated by Tanger to any other individual or entity except as required by law.